Exhibit 10.99
Form of
Smith & Wesson Holding Corporation
2004 Incentive Stock Plan
Restricted Stock Unit Award Grant Notice and Agreement
I. Restricted Stock Unit Award Grant Notice
Smith & Wesson Holding Corporation (the “Company”), pursuant to its 2004 Incentive Stock Plan (as amended, the “Plan”), hereby grants to the Participant named below a right to receive the number of shares of the Company’s Common Stock set forth below. This Restricted Stock Unit Award Grant Notice and Agreement (the “Agreement”) is subject to all of the terms and conditions as set forth herein and in the Plan, which are attached hereto, agreed to by the Participant, and incorporated herein in their entirety. All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement, or, if such term is not defined in this Agreement, such term shall have the meaning assigned to it under the Plan.

Participant:

Date of Grant:

Vesting Commencement Date:	See vesting schedule

Number of Restricted Stock Units:	_____ (Target Award)

_____ (Maximum Award)

Expiration Date:	Subject to termination as provided in Section 3(b) of Part II of this Agreement.

Vesting Schedule:
Up to  _____  Restricted Stock Units (“RSUs”) will vest on                     , 20_____, following the written certification by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), of the extent, if any, to which the following performance metric has been achieved. The performance metric is the relative performance of Company’s stock against the NASDAQ Composite Index (IXIC) over an approximately three-year period. To determine relative performance, the baseline metrics are the 90 calendar day average closing price of the Company’s Common Stock and the NASDAQ Composite Index (IXIC), as reported in The Wall Street Journal, with the first trading day commencing on                     . This 90 calendar day average establishes both the Company baseline stock price (the “Company Baseline Stock Price”) and the NASDAQ Composite Index baseline (the “NASDAQ Baseline”) against which future Company stock and NASDAQ Composite Index performance will be compared.

Next, the Compensation Committee will measure the 90 calendar day average closing price of the Company’s Common Stock and the NASDAQ Composite Index (IXIC), as reported in The Wall Street Journal, with the last trading day of such 90 calendar day period ending on                      (the “Ending Date,” which establishes both the “Company Closing Price” and the “NASDAQ Composite Index Closing Price”).

The Compensation Committee will then measure Company performance by dividing the Company Closing Price by the Company Baseline Stock Price, with the quotient expressed as a percentage of the Company Baseline Stock Price (the “Company Percentage Performance”). The Compensation Committee will then measure NASDAQ Composite Index performance over the same period by dividing the NASDAQ Composite Index Closing Price by the NASDAQ Baseline with the quotient expressed as a percentage of the NASDAQ Baseline (the “NASDAQ Composite Index Percentage Performance”).

The Compensation Committee will then subtract the NASDAQ Composite Index Percentage Performance from the Company Percentage Performance, with the final result constituting the relative Company performance as a percentage (the “Relative Performance Percentage”).

If the Relative Performance Percentage is equal to or less than  _____%, no RSUs subject to this award shall vest. If the Relative Performance Percentage is greater than  _____% and less than  _____%, then the number of RSUs subject to this award that vest shall equal the Relative Performance Percentage multiplied by  _____  multiplied by  _____. If the Relative Performance Percentage is equal to or greater than  _____%, then  _____  RSUs subject to this award shall vest.

For example, (a) if the Relative Performance Percentage equals  _____%, then  _____  RSUs subject to this award shall vest (._____  x  _____  x  _____); (b) if the Relative Performance Percentage equals  _____%, then  _____  RSUs subject to this award shall vest (._____  x  _____  x  _____); and (c) if the Relative Performance Percentage equals  _____%, then  _____  RSUs subject to this award shall vest (._____  x  _____  x  _____).

All vesting is subject to the Participant’s Continuous Service with the Company at the Ending Date.

Delivery Schedule:	For each vested RSU you will receive one share of the Company’s Common Stock, with these shares of Common Stock for each vested RSU being delivered to you on (the “Delivery Date”).

If the Delivery Date falls on a day in which the NASDAQ Global Select Market is not open for active trading, the Delivery Date will fall on the next active trading day. An active trading day is defined as a day in which the NASDAQ Global Select Market is open for trading, excluding after hours trading.

Additional Terms/Acknowledgements; Amendment, Modification, and Entire Agreement: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Agreement and the Plan. No provision of this Agreement may be modified, waived, or discharged unless that waiver, modification, or discharge is agreed to in writing and signed by the Participant and the Plan Administrator. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall govern. The Participant further acknowledges that as of the Date of Grant, this Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding the acquisition of the Company’s Common Stock pursuant to this Agreement and supersede all prior oral and written agreements on that subject, with the exception of (i) options and other awards previously granted and delivered to the Participant under the Plan, and (ii) the following agreements only:

Other Agreements:
[Optional] [Without limiting the generality of the foregoing, Participant acknowledges and agrees that no provision of that certain                      Agreement, dated                     , between the Company and Participant, as may be amended or modified from time to time, shall apply to or in any way modify or amend this Award and the Terms and Conditions, including, without limitation, Section  _____  thereof.] No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

Smith & Wesson Holding Corporation	Participant:

By:

Name:	[Name of Participant]

Title:

Effective as of:	Effective as of:

Attachment: The Plan.
[Signature Page to Restricted Stock Unit Award Grant Notice and Agreement]

II. Restricted Stock Unit Award Agreement
The Company wishes to grant to the Participant named in the above Restricted Stock Unit Award Grant Notice (the “Notice of Grant”) a restricted stock unit award (the “Award”) pursuant to the provisions of the Plan. The Award will entitle the Participant to shares of Stock from the Company, if the Participant meets the vesting requirements described herein. Therefore, pursuant to the terms and conditions contained herein, the Company grants the Participant the number of Restricted Stock Units listed in the Notice of Grant.
1. Grant Pursuant to Plan. This Award is granted pursuant to the Plan, which is incorporated herein for all purposes. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions of this Agreement and of the Plan. All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement, or, if such term is not defined in this Agreement, such term shall have the meaning assigned to it under the Plan.
2. Restricted Stock Unit Award. The Company hereby grants to the Participant the Restricted Stock Units listed in the Notice of Grant as of the Date of Grant. Such number of Restricted Stock Units may be adjusted from time to time pursuant to Section 9(c) of the Plan.
3. Vesting and Forfeiture of Restricted Stock Units.
(a) Vesting. The Participant shall become vested in the Restricted Stock Units in accordance with the vesting schedule in the Notice of Grant.
(b) Forfeiture. The Participant shall forfeit any unvested Restricted Stock Units, if any, in the event that the Participant’s Continuous Service is terminated for any reason, except as otherwise determined by the Plan Administrator in its sole discretion, which determination need not be uniform as to all Participants.
(c) Vesting upon a Change in Control. In the event of a Change in Control of the Company prior to the Ending Date, the Participant shall become vested in the Restricted Stock Units in accordance with the vesting schedule in the Notice of Grant, provided that for the purpose of this Section 3(c) only, the definition of Ending Date shall be modified to mean the date of the consummation of the Change in Control and the Company Closing Price shall equal the value of the consideration offered for a share of Company Common Stock in the Change in Control. In the event of a Change in Control, any Restricted Stock Units that are not vested pursuant to this Section shall terminate and the Company shall have no further obligation to deliver shares of Stock or any other property for such unvested Restricted Stock Units upon the consummation of the Change in Control.
4. Settlement of Restricted Stock Unit Award.
(a) Settlement of Units for Stock. The Company shall deliver to the Participant one share of Stock for each vested Restricted Stock Unit subject to this Award on the Delivery Date. The Company shall not have any obligation to settle this Award for cash.
(b) Delivery of Stock. Shares of Stock shall be delivered on the Delivery Date. Once a share of Stock is delivered with respect to a vested Restricted Stock Unit, such vested Restricted Stock Unit shall terminate and the Company shall have no further obligation to deliver shares of Stock or any other property for such vested Restricted Stock Unit.
(c) Deferral of Delivery. Notwithstanding the foregoing, the Participant may elect, in a writing received by the Plan Administrator at least twelve (12) months prior to the Delivery Date, to defer that date until any later date (which such date is at least five (5) years after the original Delivery Date).
(d) Delivery upon a Change of Control. In the event of a Change in Control, the full amount of the Stock corresponding to the Participant’s vested Restricted Stock Units shall be distributed to the Participant as soon as administratively practicable following the Change in Control (or, if appropriate, in lieu of such Stock, the stock or other securities or property to which the Participant would have been entitled to receive upon such Change in Control if the Participant had held the full amount of the Stock corresponding to the Participant’s vested Restricted Stock Units immediately prior thereto).

5. No Rights as Shareholder until Delivery. The Participant shall not have any rights, benefits, or entitlements with respect to any Stock subject to this Agreement unless and until the Stock has been delivered to the Participant. On or after delivery of the Stock, the Participant shall have, with respect to the Stock delivered, all of the rights of an equity interest holder of the Company, including the right to vote the Stock and the right to receive all dividends, if any, as may be declared on the Stock from time to time.
6. Adjustments in Case of Certain Corporate Transactions. In the event of a proposed sale of all or substantially all of the Company’s assets or any reorganization, merger, consolidation, or other form of corporate transaction in which the Company does not survive, or in which the shares of Stock are exchanged for or converted into securities issued by another entity, where such transaction is not a Change in Control, then the successor or acquiring entity or an affiliate thereof may, with the consent of the Committee or the Board, assume this Award or substitute an equivalent award. If the successor or acquiring entity or an affiliate thereof does not cause such an assumption or substitution, then this Award shall terminate upon the consummation of such sale, merger, consolidation, or other corporate transaction. Immediately prior to and contingent on the consummation of a corporate transaction as described in this Section 6 where the Award is not assumed or substituted for, the Company shall deliver shares of Stock to the extent of the vested Restricted Stock Units as of the date of the consummation of such corporate transaction.
7. Tax Provisions.
(a) Tax Consequences. The Participant has reviewed with the Participant’s own tax advisors the federal, state, local, and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.
(b) Withholding Obligations. At the time the Award is granted, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, including the shares of Stock deliverable pursuant to this Award, and otherwise agrees to make adequate provision for, any sums required to satisfy the minimum federal, state, local, and foreign tax withholding obligations of the Company or a Related Entity, if any, which arise in connection with the Award.
The Company, in its sole discretion, and in compliance with any applicable legal conditions or restrictions, may withhold from fully vested shares of Stock otherwise deliverable to the Participant pursuant to the Award a number of whole shares of Stock having a Fair Market Value, as determined by the Company as of the date the Participant recognizes income with respect to those shares of Stock, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid adverse financial accounting treatment). Any adverse consequences to the Participant arising in connection with such Stock withholding procedure shall be the Participant’s sole responsibility.
In addition, the Company, in its sole discretion, may establish a procedure whereby the Participant may make an irrevocable election to direct a broker (determined by the Company) to sell sufficient shares of Stock from the Award to cover the tax withholding obligations of the Company or any Related Entity and deliver such proceeds to the Company.
Unless the tax withholding obligations of the Company or any Related Entity are satisfied, the Company shall have no obligation to issue a certificate for such shares of Stock.
(c) Section 409A Amendments. The Company agrees to cooperate with the Participant to amend this Agreement to the extent either the Company or the Participant deems necessary to avoid imposition of any additional tax or income recognition prior to actual payment to the Participant under Code Section 409A and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, but only to the extent such amendment would not have an adverse effect on the Company and would not provide the Participant with any additional rights, in each case as determined by the Company in its sole discretion.

8. Consideration. With respect to the value of the shares of Stock to be delivered pursuant to the Award, such shares of Stock are granted in consideration for the services the Participant shall provide to the Company during the vesting period.
9. Transferability. The Restricted Stock Units granted under this Agreement are not transferable otherwise than by will or under the applicable laws of descent and distribution. In addition, the Restricted Stock Units shall not be assigned, negotiated, pledged, or hypothecated in any way (whether by operation of law or otherwise), and the Restricted Stock Units shall not be subject to execution, attachment, or similar process.
10. General Provisions.
(a) Employment At Will. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the service of the Company or its Related Entities for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Related Entity employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s service at any time for any reason, with or without cause.
(b) Notices. Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the address indicated below such party’s signature line on this Agreement or at such other address as such party may designate by ten (10) days’ advance written notice under this paragraph to all other parties to this Agreement.
(c) No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company from adopting or continuing in effect other or additional compensation arrangements, and those arrangements may be either generally applicable or applicable only in specific cases.
(d) Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify this Agreement or the Award under any applicable law, that provision shall be construed or deemed amended to conform to applicable law (or if that provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the Award, that provision shall be stricken as to that jurisdiction and the remainder of this Agreement and the Award shall remain in full force and effect).
(e) No Trust or Fund Created. Neither this Agreement nor the grant of the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Participant or any other person. The Restricted Stock Units subject to this Agreement represent only the Company’s unfunded and unsecured promise to issue Stock to the Participant in the future. To the extent that the Participant or any other person acquires a right to receive payments from the Company pursuant to this Agreement, that right shall be no greater than the right of any unsecured general creditor of the Company.
(f) Cancellation of Award. If any Restricted Stock Units subject to this Agreement are forfeited, then from and after such time, the person from whom such Restricted Stock Units are forfeited shall no longer have any rights to such Restricted Stock Units or the corresponding shares of Stock. Such Restricted Stock Units shall be deemed forfeited in accordance with the applicable provisions hereof.
(g) Participant Undertaking. The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the shares of Stock deliverable pursuant to the provisions of this Agreement.

(h) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada without regard to the conflict-of-laws rules thereof or of any other jurisdiction.
(i) Interpretation. The Participant accepts this Award subject to all the terms and provisions of this Agreement and the terms and conditions of the Plan. The Participant hereby accepts as binding, conclusive, and final all decisions or interpretations of the Plan Administrator upon any questions arising under this Agreement.
(j) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof. The Company may assign its rights and obligations under this Agreement, including, but not limited to, the forfeiture provision of Section 3(b) to any person or entity selected by the Board.
(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
(l) Headings. Headings are given to the Paragraphs and Subparagraphs of this Agreement solely as a convenience to facilitate reference. The headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof.
11. Representations. The Participant acknowledges and agrees that the Participant has reviewed the Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing and accepting the Award and fully understands all provisions of the Award.